Exhibit 10.2

AMENDED AND RESTATED
ADMINISTRATION AGREEMENT

This Amended and Restated Administration Agreement (this “Agreement”) made as of February 10, 2025 by and between Fortress Private Lending Fund, a Delaware statutory trust (the “Company”), and FPLF Management LLC, a Delaware limited liability company (the “Administrator”).

W I T N E S S E T H:

WHEREAS, the Company is a closed-end, non-diversified management investment company that intends to elect to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, prior to electing to be regulated as a BDC, the Company will operate as a private fund in reliance on an exemption from the definition of “investment company” under Section 3(c)(7) of the Investment Company Act;

WHEREAS, on November 26, 2024, the Company and the Administrator entered into an Administration Agreement, pursuant to which the Administrator agreed to furnish administrative services to the Company (the “Initial Agreement”); and

WHEREAS, the Company and the Administrator desire to amend and restate the Initial Agreement in its entirety.

NOW, THEREFORE, the parties hereby agree that the Initial Agreement is hereby amended and restated in its entirety to read as follows (and that the Initial Agreement shall be of no further force and effect whatsoever after the date hereof):

1.	Duties of the Administrator

(a) Appointment of Administrator. The Company hereby appoints the Administrator to act as administrator of the Company, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Trustees of the Company (the “Board of Trustees”), for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such appointment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. The Administrator and any such other persons providing services arranged for by the Administrator shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Company in any way or otherwise be deemed agents of the Company.

(b) Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Company. Without limiting the generality of the foregoing, the Administrator shall provide the Company with office facilities, equipment, clerical, accounting, bookkeeping and record keeping services at such facilities and such other services as the Administrator, subject to review by the Board of Trustees, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Company, conduct relations with sub-administrators, custodians, depositories, transfer agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the members of the Board of Trustees (the “Trustees”) of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Company as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, provide any advice or recommendation relating to the securities and other assets that the Company should purchase, retain or sell or any other investment advisory services to the Company. The Administrator shall be responsible for providing portfolio collection functions for interest income, fees and warrants and maintaining the financial, accounting and other records that the Company is required to maintain and shall prepare, print and disseminate reports to shareholders, and reports and other materials filed with the Securities and Exchange Commission (the “SEC”) or any other regulatory authority, including reports to shareholders. The Administrator shall provide on the Company’s behalf significant managerial assistance to those portfolio companies to which the Company is required to provide such assistance. In addition, the Administrator also shall:  assist the Company in determining and publishing the Company’s net asset value; oversee the preparation and filing of the Company’s tax returns, compliance monitoring (including diligence and oversight of the Company’s other service providers) and the preparation of materials and coordination of meetings of the Board of Trustees; and generally oversee the payment of the Company’s expenses and the performance of administrative and professional services rendered to the Company by others.  For the avoidance of doubt, the parties agree that the Administrator is authorized to enter into sub-administration agreements as the Administrator determines necessary in order to carry out the services set forth in this paragraph, subject to the prior approval of the Company.

2.	Records

The Administrator agrees to maintain and keep all books, accounts and other records of the Company that relate to activities performed by the Administrator hereunder and, if required by the Investment Company Act, will maintain and keep such books, accounts and records in accordance with the Investment Company Act. The Administrator may delegate the foregoing responsibility to a third party with the consent of the Board of Trustees, subject to the oversight of the Administrator and the Company. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records which it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Company pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3.	Confidentiality

The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information (regulated pursuant to Regulation S-P of the SEC and, to the extent applicable, pursuant to certain U.S. state and non-U.S. data privacy laws and regulations), shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory or legal authority, or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

4.	Compensation; Allocation of Costs and Expenses

In full consideration of the provision of the services of the Administrator, the Company shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities hereunder. If requested to perform significant managerial assistance to portfolio companies of the Company, the Administrator will be paid an additional amount based on the services provided, which shall not exceed the amount the Company receives from the portfolio companies for providing this assistance.

The Company shall bear all costs and expenses that are incurred in its operation and transactions and not specifically assumed by the Company’s investment adviser (the “Adviser”) pursuant to that certain Amended and Restated Investment Advisory Agreement, dated February 10, 2025, by and between the Company and the Adviser, as amended from time to time (the “Investment Advisory Agreement”), or another related agreement, written arrangement or set of policies.  Costs and expenses to be borne by the Company include those relating to:

(a)	organizational expenses of the Company;

(b)	calculating the net asset value of the Company, including the cost and expenses of any independent valuation firms or services;

(c)
fees and expenses incurred by the Adviser and payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Company and in monitoring the Company’s investments, performing due diligence on prospective portfolio companies, and if necessary, in respect of enforcing the Company’s rights with respect to investments in existing portfolio companies, or otherwise relating to, or associated with, evaluating and making investments, which fees and expenses include, among other items, due diligence reports, appraisal reports, research and market data services (including an allocable portion of any research or other service that may be deemed to be bundled for the benefit of the Company), any studies commissioned by the Adviser and travel and lodging expenses;

(d)
interest payable on debt, if any, incurred by the Company to finance its investments, debt service and all other costs of borrowings or other financing arrangements (including fees and other expenses), and expenses related to unsuccessful portfolio acquisition efforts;

(e)	offerings of shares of beneficial interest and other securities of the Company;

(f)	investment advisory and management fees and incentive fees;

(g)	administration fees and expenses payable under this Agreement and any sub-administration agreements;

(h)	any expense reimbursements;

(i)
fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments in portfolio companies, including costs associated with meeting financial sponsors;

(j)	fees incurred by the Company for escrow agent, transfer agent, dividend agent and custodial fees and expenses;

(k)	U.S. federal and state registration and franchise fees;

(l)	all costs of registration and listing of the Company’s securities on any securities exchange;

(m)	fees payable to rating agencies;

(n)
U.S. federal, state and local taxes, non-U.S. taxes, and related costs and expenses, including costs of tax return preparation and other compliance costs, and costs incurred in connection with any audit or other inquiry, tax litigation or any other contests;

(o)	independent trustees’ fees and expenses;

(p)	expenses related to meetings of the Board of Trustees;

(q)	costs of any reports, proxy statements or other notices to shareholders, including printing and mailing costs;

(r)
costs associated with individual or group shareholders, including the costs of any shareholder meetings and the compensation of investor relations personnel responsible for the preparation of the foregoing and related matters;

(s)	costs of preparing financial statements and maintaining books and records;

(t)
costs of preparing and filing reports or other documents with the SEC, Financial Industry Regulatory Authority, U.S. Commodity Futures Trading Commission and other regulatory bodies, and other reporting and compliance costs, and the costs associated with reporting and compliance obligations under the Investment Company Act and any other applicable federal and state securities laws, and the compensation of professionals responsible for the foregoing;

(u)	costs associated with compliance with Sarbanes-Oxley Act of 2002, as amended;

(v)	the Company’s allocable portion of any fidelity bond, trustees’ and officers’ errors and omissions liability insurance policies, and any other insurance premiums;

(w)
direct costs and expenses of administration, including printing, mailing, long distance telephone, cellular phone and data service, copying, secretarial and other staff, independent auditors and outside legal costs;

(x)	proxy voting expenses;

(y)	costs of effecting sales and any repurchases of shares of the Company’s shares of beneficial interest and other securities of the Company;

(z)	fees and expenses associated with marketing efforts (including attendance at investment conferences and similar events), design and website expenses;

(aa)	allocable out-of-pocket costs incurred in providing managerial assistance to those portfolio companies that request it;

(bb)	commissions and other compensation payable to brokers or dealers;

(cc)	costs of information technology and related costs, including costs related to software, hardware and other technological systems (including specialty and custom software);

(dd)
the Company’s allocable portion of costs and expenses of information systems, software and hardware utilized by the Company in connection with asset management services (e.g., providing portfolio collection functions, maintaining financial, accounting and other records for the Company, monitoring of covenant compliance by borrowers and tracking and enforcing payment obligations of such borrowers);

(ee)	extraordinary expenses, including litigation;

(ff)	indemnification payments;

(gg)
costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute in connection with the business of the Company and the amount of any judgment or settlement paid in connection therewith;

(hh)	extraordinary expenses or liabilities incurred by the Company outside of the ordinary course of its business;

(ii)	costs of derivatives and hedging;

(jj)	certain costs and expenses relating to distributions paid on the shares of the Company’s shares of beneficial interest;

(kk)
all fees, costs and expenses, if any, incurred by or on behalf of the Company in developing, negotiating and structuring prospective or potential investments that are not ultimately made, including any reverse termination fees and any liquidated damages, commitment fees that become payable in connection with any proposed investment that is not ultimately made, forfeited deposits or similar payments, including expenses relating to unconsummated investments that may have been attributable to co-investors had such investments been consummated;

(ll)	costs and expenses (including travel) in connection with the diligence and oversight of the Company’s service providers;

(mm)	fees, costs and expenses of winding up and liquidating the Company’s assets;

(nn)	costs associated with technology integration between the Company’s systems and those of the Company’s participating intermediaries;

(oo)
all travel and related expenses of the Company’s and Adviser’s trustees, officers, managers, agents and employees incurred in connection with attending meetings of the Board of Trustees or shareholders or performing other business activities that relate to the Company;

(pp)	dues, fees and charges of any trade association of which the Company is a member;

(qq)	costs associated with events and trainings of the Board of Trustees (including travel);

(rr)	costs incurred in connection with the formation or maintenance of entities or vehicles to hold the Company’s assets for tax or other purposes; and

(ss)
all other expenses incurred by the Company, the Adviser or the Administrator in connection with administering the Company’s business, such as the allocable portion of overhead under this Agreement, including rent, and the allocable portion of the cost of the Company’s Chief Financial Officer and Chief Compliance Officer and their respective staffs.  That overhead may include rent and the allocable portion of the costs of the compensation, benefits and related administrative expenses (including travel expenses) of the Company’s officers who provide operational and administrative services under this Agreement, and their respective staffs and other professionals who provide services to the Company (including, in each case, employees of the Administrator or an affiliate) who assist with the preparation, coordination, and administration of the foregoing or provide other “back office” or “middle office” financial, compliance, accounting, asset management, tax, legal, treasury or other operational services to the Company. For clarity, any non-commercial aircraft travel paid for by the Company shall only be up to an amount comparable to business class rates.

In addition, to the extent the Administrator outsources any of its functions, the Company shall pay the fees associated with such functions on a direct basis without profit to the Administrator.

5.	Limitation of Liability of the Administrator; Indemnification

The Administrator (and its officers, managers, partners, agents, employees, controlling persons, members and any Affiliated Person (as defined in the Investment Company Act) of the Administrator, including the Adviser) shall not be liable to the Company or its shareholders for any action taken or omitted to be taken by the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members and any Affiliated Person of the Administrator, including the Adviser) in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the Company, and the Company shall indemnify, defend and protect the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and Affiliated Person of the Administrator, including the Adviser, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Company. Notwithstanding the preceding sentence of this Paragraph 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

6.	Activities of the Administrator

The services of the Administrator to the Company are not to be deemed to be exclusive, and the Administrator and its affiliates and each other person providing services as arranged by the Administrator is free to render services to others. It is understood that Trustees, officers, employees and shareholders of the Company are or may become interested in the Administrator and its affiliates, as trustees, officers, members, managers, employees, partners, shareholders or otherwise, and that the Administrator and trustees, officers, members, managers, employees, partners and shareholders of the Administrator and its affiliates are or may become similarly interested in the Company as shareholders or otherwise.

7.	Duration and Termination of this Agreement

This Agreement shall become effective as of the date hereof, and shall remain in force with respect to the Company for two years thereafter, and thereafter continue from year to year, but only so long as such continuance is specifically approved at least annually by: (i) the Board of Trustees or by the holders of a majority of the Company’s outstanding shares of beneficial interest; and (ii) a majority of those Trustees who are not “interested persons” (as defined in the Investment Company Act) of any party to this Agreement.

This Agreement may be terminated at any time, without the payment of any penalty, by the Company or by the Administrator, upon 60 days’ written notice to the other party. This Agreement may not be assigned by a party without the consent of the other party.  Notwithstanding anything contained herein to the contrary, this Agreement shall automatically terminate upon the termination of the Investment Advisory Agreement.

The provisions of Section 5 of this Agreement shall remain in full force and effect, and the Indemnified Parties shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.  Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Administrator shall be entitled to any amounts owed under Section 4 through the date of termination or expiration and Section 5 shall continue in force and effect and apply to the Administrator and its representatives as and to the extent applicable.

8.	Amendments to this Agreement

This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

9.	Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party. No assignment by either party permitted hereunder shall relieve the applicable party of its obligations under this Agreement. Any assignment by either party in accordance with the terms of this Agreement shall be pursuant to a written assignment agreement in which the assignee expressly assumes the assigning party’s rights and obligations hereunder.

10.	Entire Agreement; Governing Law

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b), and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.  The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

11.	No Waiver

The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

12.	Notices

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office, or alternatively shall be given by email to the chief legal officer or chief compliance officer of the respective party and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

13.	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

14.	Counterparts

This Agreement may be executed in one or more counterparts (including by facsimile or pdf transmission), each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.  Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

15.	Survival of Certain Provisions

The provisions of Sections 5, 10, 11 and 13 of this Agreement shall survive any termination or expiration of this Agreement and the dissolution, termination and winding up of the Company.

16.	Certain Matters of Construction

(a) The words “hereof,” “hereto,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section hereof shall include all subsections thereof.

(b) Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

(c) The word “including” shall mean including without limitation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

FORTRESS PRIVATE LENDING FUND

By:	/s/ David Sims
Name:	David Sims
Title:	Initial Trustee

FPLF MANAGEMENT LLC

By:	/s/ David Brooks
Name:	David Brooks
Title:	Secretary

[Signature Page to Fortress Private Lending Fund Amended and Restated Administration Agreement]